VILLAGE SUPER MARKET
        REPORTS RECORD RESULTS FOR THE FOURTH QUARTER AND YEAR ENDED
              JULY 29, 2006  AS ANNUAL SALES EXCEED $1 BILLION

______________________________________________________________________________


Contact:     Kevin Begley, CFO
             (973) 467-2200 - Ext. 220
             Kevin.Begley@wakefern.com

     Springfield, New Jersey - October 3, 2006 - Village Super Market, Inc. (NSD-VLGEA) today reported its results of operations for the fourth quarter ended July 29, 2006.

     Net income was $5,023,000 ($1.55 per diluted share) in the fourth quarter of fiscal 2006, an increase of 6% from the fourth quarter of the prior year. Net income in the fourth quarter increased primarily due to improved sales.

     Sales were $262,461,000 in the fourth quarter of fiscal 2006. Total sales and same store sales increased 3.7% compared to the fourth quarter of the prior year. Improved sales in recently remodeled stores and a replacement store, and higher sales in one store due to the closing of a competitor's store contributed to the same store sales increase. These improvements were partially offset by reduced sales in one store due to a competitive store opening.

     Net income for the fiscal year was $16,487,000 ($5.10 per diluted share), an increase of 6% from the prior year. Results for the prior year include $890,000 (after-tax) of income received from a partnership. Excluding this partnership income, net income in fiscal 2006 increased 13% from the prior year. Sales in fiscal 2006 were $1,016,817,000, an increase of 3.4% from the prior year. Same store sales increased 3.3% in fiscal 2006.

     Village Super Market operates a chain of 23 supermarkets under the ShopRite name in New Jersey and eastern Pennsylvania.

     All statements, other than statements of historical fact, included in this Press Release are or may be considered forward-looking statements within the meaning of federal securities law. The Company cautions the reader that there is no assurance that actual results or business conditions will not differ materially from future results, whether expressed, suggested or implied by such forward-looking statements. The Company undertakes no obligation to update forward-looking statements to reflect developments or information obtained after the date hereof. The following are among the principal factors that could cause actual results to differ from the forward-looking statements: local economic conditions; competitive pressures from the Company's operating environment; the ability of the Company to maintain and improve its sales and margins; the ability to attract and retain qualified associates; the availability of new store locations; the availability of capital; the liquidity of the Company;
the successof operating initiatives; consumer spending patterns; the impact of higher energy prices; increased cost of goods sold, including increased costs from the Company's principal supplier, Wakefern; the results of union contract negotiations; competitive store openings; the rate of return on pension assets; and other factors detailed herein and in the Company's filings with the SEC.



                             VILLAGE SUPER MARKET, INC.
                  CONSOLIDATED CONDENSED STATEMENTS OF OPERATIONS
                  (Dollars in Thousands Except Per Share Amounts)

                          13 Wks. Ended      13 Wks. Ended      52 Wks. Ended     52 Wks. Ended
                          July 29, 2006      July 30, 2005      July 29, 2006     July 30, 2005

Sales                      $   262,461        $   253,204        $ 1,016,817       $   983,679

Cost of sales                  192,088            185,366            747,320           727,161
                            ----------         ----------         ----------        ----------
Gross profit                    70,373             67,838            269,497           256,518

Operating and
 administrative expense         58,577             56,275            228,474           218,649

Depreciation and
 amortization                    3,057              2,727             11,679            10,595
                            ----------         ----------         ----------        ----------
Operating income                 8,739              8,836             29,344            27,274

Income from
 Partnerships                      --                 --                --               1,509

Interest expense, net               62                563              1,005             2,199
                            ----------         ----------         ----------        ----------
Income before
 income taxes                    8,677              8,273             28,339            26,584

Income taxes                     3,654              3,534             11,852            11,042
                            ----------         ----------         ----------        ----------
Net income                 $     5,023        $     4,739        $    16,487       $    15,542
                            ==========         ==========         ==========        ==========
Net income
 per share:

  Basic                    $      1.58        $      1.49        $      5.18       $      4.91
  Diluted                  $      1.55        $      1.46        $      5.10       $      4.86

Gross profit as a
 % of sales                       26.8%              26.8%              26.5%             26.1%

Operating and
 administrative expense
 as a% of sales                   22.3%              22.2%              22.5%             22.2%

